Exhibit 99.1
      As used in this document, the terms “ResCap,” “the company,” “we,” “our” and “us” refer to Residential Capital Corporation and its subsidiaries as a combined entity.
BUSINESS
      ResCap is a newly formed entity that did not conduct any operations prior to the transfer of our wholly-owned subsidiaries GMAC Residential Holding and RFC Holding to us in March 2005. We conduct our operations through four operating segments: GMAC Residential, which represents substantially all of the operations of GMAC Residential Holding, and the Residential Capital Group, Business Capital Group and International Business Group, representing substantially all of the operations of RFC Holding. References in this document to our historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of GMAC Residential Holding and RFC Holding and their respective subsidiaries as they were conducted prior to their transfer to us.
Business Overview
      We are a leading real estate finance company focused primarily on the residential real estate market. Our globally diversified businesses include:

•	U.S. Residential Real Estate Finance — We are one of the largest participants in the U.S. residential real estate finance industry. We operate this business through two segments, the GMAC Residential segment of GMAC Residential Holding and the Residential Capital Group of RFC Holding. Through these segments, we:

—	Originate, purchase, sell and securitize residential mortgage loans throughout the United States. We are the sixth largest producer of residential mortgage loans in the United States, producing approximately $133 billion in residential mortgage loans in 2004, and the fourth largest non-agency issuer of mortgage- backed and mortgage-related asset-backed securities in the United States, issuing more than $51.0 billion of these securities in 2004.

—	Provide primary and master servicing to investors in our residential mortgage loans and securitizations. As of December 31, 2004, we were the seventh largest servicer of residential mortgage loans in the United States, with a primary servicing portfolio of approximately $304 billion.

—	Provide collateralized lines of credit, which we refer to as warehouse lending facilities, to other originators of residential mortgage loans. We were the largest provider of such facilities in the United States in 2003, the latest date for which information is available.

—	Hold a portfolio of residential mortgage loans for investment and retained interests from our securitization activities. This portfolio, which included approximately $53.1 billion in mortgage loans and retained interests as of March 31, 2005, provides us with a longer-term source of revenues.

—	Conduct limited banking activities through our federally chartered savings bank, GMAC Bank.

—	Provide real estate closing services.

Our GMAC Residential segment comprises that portion of our residential real estate finance operations in the United States with a greater focus on the direct origination of mortgage loans, primarily with consumers of prime credit quality. Most of these loans conform to the underwriting requirements of the Federal National Mortgage Association, which is commonly referred to as Fannie Mae, and the Federal Home Loan Mortgage Corporation, which is commonly referred to as Freddie Mac. Our Residential Capital Group comprises that portion of our residential real estate finance operations in the United States with a greater focus on the purchase of mortgage loans in the secondary market and the origination of loans through mortgage brokers. Mortgage loans produced in this segment cover a broad spectrum of the credit scale and generally do not conform to the underwriting requirements of Fannie Mae or Freddie Mac.

Our U.S. residential real estate finance business generated approximately 73% of our revenues and 79% of our net income in 2004.

•	Business Capital — Through our Business Capital Group, we provide financing and equity capital to residential land developers and homebuilders. We also provide financing to resort developers and healthcare-related enterprises. We conduct our business capital activities through our subsidiary RFC Holding. Our business capital activities generated approximately 8% of our revenues and 15% of our net income in 2004.

•	International — Through our International Business Group, we originate, purchase, sell and securitize residential mortgage loans in the United Kingdom, The Netherlands, Germany, Canada and Mexico. We also extend credit to companies involved in residential real estate development in Mexico and provide warehouse lending facilities to Mexican mortgage originators. We believe that we are the largest originator of nonprime residential mortgage loans in the United Kingdom, originating approximately $4.8 billion of such loans in 2004. We also produced approximately $14 billion in residential mortgage loans outside the United States in 2004 and serviced approximately $20 billion of such loans as of March 31, 2005. We conduct substantially all of our international activities through our subsidiary RFC Holding. The International Business Group generated approximately 7% of our revenues and 5% of our net income in 2004.
      Our business operations outside these four reportable segments include our real estate brokerage and relocation operations and our Mexican distressed asset business (which we sold in the first quarter of 2005). These activities, together with certain holding company activities and other adjustments to conform reportable segment information to our results of operations, are reported outside our four reportable segments. Approximately 12% of our revenues and less than 1% of our net income related to these activities and adjustments in 2004.
Our Strengths
      We believe that our competitive strengths include:

•	Leading market presence. We are a leader in many of the markets in which we compete. We are among the largest producers of residential mortgage loans in the United States. Our recognized consumer brands include GMAC Mortgage and ditech.com®. We believe retail consumers associate our brands with a wide variety of innovative mortgage products, competitive pricing and high levels of customer service. We have also developed a network of more than 7,700 correspondent lenders and mortgage brokers throughout the United States through which we obtain many of our mortgage loans. Our mortgage loan production in the United States has grown at a compound annual growth rate of 27% from 2000 through 2004 and our market share of U.S. mortgage loan production has grown from approximately 3.3% in 1999 to 4.9% in 2004. In addition, we were the largest provider of warehouse financing to the residential mortgage lending industry in the United States in 2003, which is the latest date for which industry rankings are available.

We are also a leader in the primary and master servicing of residential mortgage loans. As of December 31, 2004, we were the seventh largest servicer of residential mortgage loans in the United States, with a primary servicing portfolio of approximately $304 billion. Our servicing operations are highly rated by each of the ratings agencies that rate such activities.

We were the first, and today are one of the largest, issuers of non-agency mortgage-backed and mortgage-related asset-backed securities, having issued more than $341 billion of these securities since we began securitization activities in 1982. Through our leadership in the secondary mortgage markets, and our consistent development of innovative investment products, we have forged effective and longstanding relationships with numerous institutional investors, large capital providers, underwriters and the rating agencies.

•	History of earnings growth and diversification. We have a strong record of growing and diversifying earnings. We have grown net income at a compound annual growth rate of 36% since 2000. During this time, we executed a strategy to structure more of our non-agency U.S. securitizations as on-balance sheet financings, subject to market conditions. This strategy has enabled us to replace the one-time contribution to net income provided by gain on sale transactions with a source of income that is recognized over the life of the securitization. We have also continued to diversify our business by expanding our mortgage loan products and production channels, business capital activities and our international operations. Net income from our business capital activities represented approximately 15% of our net income in 2004 compared to approximately 7% in 2003, and net income from our International Business Group represented approximately 5% of our net income in 2004 compared to approximately 3% in 2003.

•	Diversified products and markets. We have developed a broad range of mortgage products offered through multiple channels. We have extensive experience in and knowledge of the U.S. residential real estate finance industry, particularly in connection with the origination, purchase, securitization and servicing of residential mortgage loans. We are a leading producer of prime conforming, prime non-conforming and nonprime mortgage loans, which we produce through direct origination efforts, mortgage brokers and correspondent lenders. We originate mortgage loans in all 50 states and the District of Columbia and are now leveraging our expertise, and developing new expertise, by growing our business in the residential mortgage loan markets of the United Kingdom, The Netherlands, Germany, Canada and Mexico.

•	Disciplined risk management focus. We have successfully grown our business over the past 20 years by maintaining a consistent and prudent approach to growth that seeks to balance risk and return. We have well-defined risk management practices that are executed by our highly-trained staff of experienced risk management professionals. In addition, we employ sophisticated methods to measure and monitor interest rate sensitivity and credit risk in the origination and purchase of residential mortgage loans as well as in the management of our portfolios of mortgage servicing rights, mortgage loans held for investment and retained interests from our securitizations.

•	Experienced leadership. Each member of our current executive team is a seasoned professional in the residential real estate finance industry. Each of our co-chief executive officers has more than 20 years of experience in the residential real estate finance industry and has been with us for more than 15 years.
Our Strategy
      We intend to grow and strengthen our competitive position through the continued implementation of our business strategy, which includes:

•	Focusing on market leadership. We strive to be the partner of choice in all of the markets in which we operate. We plan to continue investing in our brands, new technologies and product development to increase our market share of loan production through both our direct lending efforts and our networks of correspondent lenders and mortgage brokers.

•	Promoting stable growth by continuing to balance and diversify our business. We believe that building sustainable earnings in the residential real estate finance industry requires a balanced approach to growth. To that end, we plan to manage toward an appropriate ratio of our lending market share to our servicing market share, in order to mitigate our risk of earnings volatility across various market environments. We expect to continue to leverage our technical capabilities and economies of scale to be a low-cost provider of mortgage loan products and services.

We intend, subject to market conditions, to continue to grow our portfolio of residential mortgage loans held for investment to provide a longer-term source of income and generate an attractive risk-

adjusted return. We plan to continue to use our risk management expertise to actively manage the interest rate and credit risks related to holding this portfolio of mortgage-related assets. In addition, we intend to increase our business lending activities to further develop another source of income-producing assets.

We plan to maintain a leading presence in all areas of the residential real estate finance industry, and innovate new products and services within the market, to reduce our exposure to any single market sector. In the United States, we plan to leverage our knowledge of the residential real estate finance industry by continuing to create a diverse range of products and services that create value for borrowers and investors. We also intend to increase our activities outside the United States, both in the markets that we currently serve and in other select markets that have increasing demands for residential real estate finance or that present an opportunity for significant growth. We believe that this focused approach will allow us to maximize our use of resources and increase our return on investment in those markets.

•	Diversifying and developing additional funding sources. We have historically relied heavily on GMAC as the major source of our unsecured funding and liquidity. We have obtained credit ratings for our business separate from those of GM and GMAC and we intend to actively develop independent sources of funding to support our future business growth. We plan to become an established unsecured debt issuer in the capital markets, significantly increase the use of GMAC Bank as a source of liquidity and further diversify our funding sources.

•	Executing our strategies with disciplined leadership. We intend to achieve our strategic goals through continued disciplined execution of our business plans and prudent allocation of our capital. We require that each of our businesses support, and assist in the development of, methodologies, competencies, processes, metrics and a culture that safeguards and grows our businesses.
Corporate History
      We are a wholly-owned subsidiary of GMAC Mortgage Group, Inc., which is a wholly-owned subsidiary of GMAC. GMAC is a wholly-owned subsidiary of GM. We were formed in August 2004.
      GMAC entered the residential real estate finance industry in 1985 through its acquisition of Colonial Mortgage Service Company, which was formed in 1926, and the loan administration, servicing operations and portfolio of Norwest Mortgage, which entered the residential mortgage loan business in 1906. These businesses formed the original basis of what is today our GMAC Residential segment. In 1990, GMAC acquired Residential Funding Corporation. Created in 1982, Residential Funding Corporation was the first private mortgage conduit in the United States.
      In the 1990s we strengthened our core competencies in the residential real estate finance industry by acquiring our wholesale and warehouse lending businesses. We also acquired a distressed asset resolution business to strengthen our ability to provide special servicing for distressed residential mortgage loans and continued to acquire servicing platforms and residential mortgage loan portfolios to expand our servicing and securitization activities. In 1999, we acquired ditech.com® to increase our direct lending efforts as well as our e-commerce presence on the internet.
      As our understanding and capabilities in the residential real estate finance industry grew, we began seeking opportunities to leverage these strengths in related industries in the United States. In the early 1990s, we established our residential construction finance business, lending to homebuilders and residential land developers for the development and construction of residential housing. In 1998, we expanded into related residential real estate services by acquiring the Better Homes and Gardens® Real Estate Service network and Argonaut Relocation. In 1999, we acquired our model home finance business. In 2001, we formed GMAC Bank, a federally-chartered savings bank, and acquired our healthcare finance business. In 2002, we established our resort financing business.
      In the late 1990s and early 2000s, we also sought to leverage our understanding of the residential real estate finance industry in the United States to expand our business to foreign markets. We entered the

U.K. and Mexican residential mortgage loan markets in 1998. We also entered residential real estate finance markets in The Netherlands in 2001 and in Canada and Germany in 2002.
Our Industry
      We operate a number of businesses, including residential real estate finance, real estate brokerage services, relocation services, document custody services, consumer banking, residential construction finance, model home finance, resort finance and healthcare finance. Our core businesses are in the residential real estate finance industry.
      The U.S. residential mortgage market has been a growth market for several decades. This growth has been driven by a variety of factors including low interest rates, increasing rates of homeownership, greater access to mortgage financing, the development of an efficient secondary market, home price appreciation and the tax advantage of mortgage debt compared to other forms of consumer debt. As of December 31, 2004, there were approximately $7.9 trillion in residential mortgage loans outstanding, compared to $7.6 trillion at December 31, 2003 and $6.5 trillion at December 31, 2002. Origination of residential mortgage loans has expanded rapidly in recent years as a result of historically low interest rates, but slowed in 2004 as interest rates rose. In 2004, approximately $2.8 trillion in residential mortgage loans were funded in the United States, compared to $3.8 trillion in 2003 and $2.7 trillion in 2002.
      Prime credit quality mortgage loans are the largest component of the residential mortgage market in the United States, accounting for $2.3 trillion of originations in 2004, or approximately 82% of the total residential mortgage loans originated. Loans conforming to the underwriting standards of Fannie Mae and Freddie Mac, Veterans’ Administration-guaranteed loans and loans insured by the Federal Housing Administration collectively accounted for approximately 46%, or $1.3 trillion, of all U.S. residential mortgage production in 2004. Approximately $686 billion in U.S. residential mortgage loans produced in 2004, or 24% of all U.S. residential mortgage loans produced, were of prime credit quality but did not conform to the underwriting standards of the government-sponsored enterprises because their original principal amounts exceeded Fannie Mae or Freddie Mac limits ($333,700 in 2004 and $359,650 in 2005) or they otherwise did not meet the relevant documentation or property requirements. Home equity mortgage loans, which are typically mortgage loans secured by a second (or more junior) lien on the underlying property, continue to grow in significance within the U.S. residential real estate finance industry, and there were approximately $308 billion of these loans produced in 2004, or 11% of total production.
      The development of an efficient secondary market for residential mortgage loans, including the securitization market, has played an important role in the growth of the residential real estate finance industry. Approximately $801 billion of mortgage-backed and mortgage-related asset-backed securities were issued by private sector issuers in the United States in 2004, and another $1.0 trillion of these securities were issued by government-sponsored enterprises, primarily Fannie Mae and Freddie Mac.
      An important source of capital for the residential real estate finance industry is warehouse lending. These facilities provide funding to mortgage loan originators until the loans are sold to investors in the secondary mortgage loan market. Industry commitments were estimated to be approximately $51.2 billion as of December 31, 2004.
Our Business

U.S. Residential Real Estate Finance
      We are one of the largest residential mortgage producers and servicers in the United States, producing approximately $133 billion in residential mortgage loans in 2004 and servicing approximately $315 billion in residential mortgage loans as of March 31, 2005. We are also one of the largest non-agency issuers of mortgage-backed and mortgage-related asset-backed securities in the United States, issuing approximately $51.0 billion of these securities in 2004 and more than $341 billion since we commenced securitization activities. Additionally, we were the largest provider of warehouse lending to the residential mortgage lending industry in the United States in 2003, which is the latest date for which industry rankings are available.
      The principal activities of our U.S. residential real estate finance business include:

•	Originating, purchasing, selling and securitizing residential mortgage loans;

•	Servicing residential mortgage loans for ourselves and others;

•	Providing warehouse financing to residential mortgage loan originators and correspondent lenders to originate residential mortgage loans;

•	Creating a portfolio of mortgage loans and retained interests from our securitization activities;

•	Conducting limited banking activities through GMAC Bank; and

•	Providing real estate closing services.
          Loan Origination and Acquisition

Sources of Loan Production
      We have three primary sources for our residential mortgage loan production: the origination of loans through our direct lending network, the origination of loans through our mortgage brokerage network and the purchase of loans in the secondary market (primarily from correspondent lenders).

Direct Lending Network
      Our direct lending network consists of retail branches, internet and telephone-based operations. Our retail network consists of approximately 320 retail offices and 1,800 loan officers targeting customers desiring face-to-face service. Typical referral sources are realtors, homebuilders, credit unions, small banks and affinity groups.
      We originate residential mortgage loans through our direct lending network using three brands:

•	GMAC Mortgage, focusing on retail, telephone and internet lending services;

•	ditech.com®, focusing on telephone and internet lending services; and

•	CalDirect®, focusing on telephone and internet lending services for California residents.
We also originate mortgage loans through our participation in GM Family First, an affinity program available to GM employees, retirees and their families and employees of GM’s subsidiaries, dealers and suppliers and their families in the United States. In addition, we conduct origination activities associated with the refinancing of existing mortgage loans for which we are the primary servicer.

Mortgage Brokerage Network
      In addition to mortgage loans we originate through our direct lending network, we also originate residential mortgage loans through mortgage brokers. Loans sourced by mortgage brokers are funded by us and generally closed in our name.
      When originating loans through mortgage brokers, the mortgage broker’s role is to identify the applicant, assist in completing the loan application, gather necessary information and documents and serve as our liaison with the borrower through the lending process. We review and underwrite the application submitted by the mortgage broker, approve or deny the application, set the interest rate and other terms of the loan and, upon acceptance by the borrower and satisfaction of all conditions required by us, fund the loan. Because mortgage brokers conduct their own marketing, employ their own personnel to complete the loan applications and maintain contact with the borrowers, mortgage brokers represent an efficient loan production channel.

      We qualify and approve all mortgage brokers who generate mortgage loans for us, and we continue to monitor their performance. These mortgage brokers must complete an application, disclose certain information about their business and provide us evidence of their licenses. Upon approval, the mortgage brokers must enter into a standard broker agreement with us, whereby the brokers agree, among other things, to comply with all applicable laws (including consumer disclosure requirements) in connection with their mortgage loan generation activities.
      As of December 31, 2004, we had approved more than 6,300 mortgage brokers to submit loans to us. We originated loans through approximately 4,500 of these approved mortgage brokers in 2004.

Correspondent Lender and other Secondary Market Purchases
      Loans purchased from correspondent lenders are originated or purchased by the correspondent lenders, and subsequently sold to us. As with our mortgage brokerage network, we approve any correspondent lenders that participate in our loan purchase programs. In determining whether to approve a correspondent lender, we generally consider its financial status, its previous experience in originating mortgage loans and its potential loan origination volumes, its prior delinquency and loss experience (if available), its underwriting standards and quality control procedures and, if applicable, its servicing operations. Upon approval, each correspondent lender must sign an agreement with us to originate loans in accordance with the underwriting standards and procedures required by our loan programs. These agreements also require that the correspondent lender originate its loans in accordance with all applicable laws.
      As of December 31, 2004, we had approved more than 1,400 correspondent lenders from which we may purchase mortgage loans. We purchased mortgage loans from more than 1,100 of these approved correspondent lenders during 2004.
      We also purchase pools of residential mortgage loans from entities other than correspondent lenders, which we refer to as bulk purchases. These purchases are generally made from large financial institutions. In connection with these purchases, we typically conduct due diligence on all or a sampling of the mortgage pool and use our underwriting technology to determine if the loans meet the underwriting requirements of our loan programs.
      Some of the residential mortgage loans we obtain in bulk purchases are “seasoned” or “distressed.” Seasoned mortgage loans are loans that generally have been funded for more than 12 months. Distressed mortgage loans are loans that are currently in default or otherwise not performing. We sometimes also obtain foreclosed properties as part of these bulk purchases. In 2004 we spent approximately $1.7 billion to purchase seasoned and distressed mortgage loans. For more information regarding our treatment of seasoned and distressed loans, see the discussion under the heading “— Our U.S. Residential Real Estate Finance Operating Segments — Residential Capital Group — Seasoned and Distressed Mortgage Loans.”

      Summary of Production Channels
      The following table summarizes our U.S. residential mortgage loan production by channel:

	U.S. Mortgage Loan Production by Channel

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Retail branches	27,847	$4,197	33,230	$4,034	134,160	$18,012	249,478	$28,881	172,881	$21,284
Direct lending (other than retail branches)	38,554	4,284	39,379	4,718	148,343	16,209	232,792	31,411	181,994	20,237
Mortgage brokers	29,173	4,764	26,029	3,687	111,571	16,302	143,353	21,522	110,061	16,552
Correspondent lender and secondary market purchases	124,149	20,341	115,475	16,272	533,459	82,504	586,561	89,406	392,809	58,649

Total U.S. mortgage loan production	219,723	$33,586	214,113	$28,711	927,533	$133,027	1,212,184	$171,220	857,745	$116,722

      Types of Mortgage Loans
      We originate and acquire mortgage loans that generally fall into one of the following five categories:

•	Prime Conforming Mortgage Loans — These are prime credit quality first-lien mortgage loans secured by single-family residences that meet or “conform” to the underwriting standards established by Fannie Mae or Freddie Mac for inclusion in their guaranteed mortgage securities programs.

•	Prime Non-Conforming Mortgage Loans — These are prime credit quality first-lien mortgage loans secured by single-family residences that either (1) do not conform to the underwriting standards established by Fannie Mae or Freddie Mac, because they have original principal amounts exceeding Fannie Mae and Freddie Mac limits ($333,700 in 2004 and $359,650 in 2005), which are commonly referred to as jumbo mortgage loans, or (2) have alternative documentation requirements and property or credit-related features (e.g., higher loan-to-value or debt-to-income ratios) but are otherwise considered prime credit quality due to other compensating factors.

•	Government Mortgage Loans — These are first-lien mortgage loans secured by single-family residences that are insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

•	Nonprime Mortgage Loans — These are first-lien and certain junior lien mortgage loans secured by single-family residences, made to individuals with credit profiles that do not qualify for a prime loan, have credit-related features that fall outside the parameters of traditional prime mortgage products or have performance characteristics that otherwise expose us to comparatively higher risk of loss.

•	Prime Second-Lien Mortgage Loans — These are open- and closed-end mortgage loans secured by a second or more junior lien on single-family residences, which include home equity mortgage loans.

      The following table summarizes our U.S. residential mortgage loan production by type:

	U.S. Mortgage Loan Production by Type

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Prime conforming mortgage loans	77,527	$14,206	80,403	$12,967	276,129	$45,593	557,618	$89,259	365,496	$55,155
Prime non-conforming mortgage loans	42,115	10,078	24,775	5,694	163,260	43,473	139,759	38,093	117,982	33,418
Government mortgage loans	9,404	1,197	4,550	536	40,062	4,834	49,988	4,929	30,234	3,399
Nonprime mortgage loans	40,011	5,617	62,419	7,587	217,344	27,880	239,142	29,763	175,878	17,485
Prime second-lien mortgage loans	50,666	2,488	41,966	1,927	230,738	11,247	225,677	9,176	168,155	7,265

Total U.S. mortgage loan production	219,723	$33,586	214,113	$28,711	927,533	$133,027	1,212,184	$171,220	857,745	$116,722

Underwriting Standards and Quality Control
      All mortgage loans that we originate and most of the mortgage loans we purchase are subject to our underwriting guidelines and loan origination standards. When originating mortgage loans directly through our retail branches or by internet or telephone, or indirectly through mortgage brokers, we follow established lending policies and procedures that require consideration of a variety of factors, including:

•	the borrower’s capacity to repay the loan;

•	the borrower’s credit history;

•	the relative size and characteristics of the proposed loan; and

•	the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio).
      Our underwriting standards have been designed to produce loans that meet the credit needs and profiles of our borrowers, thereby creating more consistent performance characteristics for investors in our loans. When purchasing mortgage loans from correspondent lenders, we either re-underwrite the loan prior to purchase or delegate underwriting responsibility to the correspondent lender originating the mortgage loan.
      To further ensure consistency and efficiency, much of our underwriting analysis is conducted through the use of automated underwriting technology. We also conduct a variety of quality control procedures and periodic audits to ensure compliance with our origination standards, including our responsible lending standards and legal requirements. Although many of these procedures involve manual reviews of loans, we seek to leverage our technology in further developing our quality control procedures. For example, we have programmed many of our compliance standards into our loan origination systems and continue to use and develop automated compliance technology to mitigate regulatory risk.
     Sale and Securitization Activities
      We sell most of the mortgage loans we originate or purchase. In 2004, we sold $132.7 billion in mortgage loans. We typically sell our Prime Conforming Mortgage Loans in sales that take the form of securitizations guaranteed by Fannie Mae or Freddie Mac, and we typically sell our Government Mortgage Loans in securitizations guaranteed by the Government National Mortgage Association, or Ginnie Mae. In 2004, we sold $49.4 billion of mortgage loans to government-sponsored enterprises, or 37% of the total loans we sold, and $83.3 billion to other investors through whole-loan sales and securitizations, including both on-balance sheet and off-balance sheet securitizations. We hold the mortgage loans that we do not sell and the securities and subordinated interests that we retain in our securitizations as part of our investment portfolio. See “— Mortgage Loans Held for Investment and Retained Interests” for more information about our management of these retained interests. We generally retain the servicing rights with respect to loans that we sell or securitize.
      Our sale and securitization activities include developing asset sale or retention strategies, conducting pricing and hedging activities and coordinating the execution of whole-loan sales and securitizations. Specifically, we set current pricing for loan purchases, manage loan commitments and the inventory of mortgage loans awaiting sale or securitization, and hedge mortgage loans against interest-rate risk during the aggregation period, which is the time between the initial acquisition of a mortgage loan and its sale or securitization.
      The length of time from the origination or purchase of a mortgage loan to its sale or securitization generally ranges from 10 to 100 days, depending on a variety of factors including loan volume by product type, interest rates and other capital market conditions. During 2004, we typically sold loans within 20 to 60 days of purchase or origination. We generally sell or securitize mortgage loans in the secondary market when we have accumulated a sufficient volume of mortgage loans with similar characteristics, usually $150 million to $1.5 billion in principal amount.
      In conducting our securitizations, we typically sell the related pool of mortgage loans to one of our wholly-owned special purpose entities, which then sells the loans to a separate, transaction-specific securitization trust in exchange for cash and certain trust interests that we may retain. The securitization trust issues and sells undivided interests to third party investors that entitle the investors to specified cash flows generated from the securitized loans. These undivided interests are usually represented by notes or certificates with various interest rates and are supported by the payments on the loans acquired by the trust.
      As a result of the structure of these securitizations, the third party investors and the securitization trusts have no recourse to our assets or us and have no ability to require us to repurchase their securities, but rather have recourse only to the assets transferred to the trust. We do make certain representations and warranties concerning the mortgage loans, such as lien status or mortgage insurance coverage. If we are found to have breached a representation or warranty we could be required to repurchase the loan from the securitization trust. We do not guarantee any securities issued by the securitization trusts as part of our securitizations. In the past, however, we have provided guarantees or pledged collateral to third party credit enhancement providers in support of certain securitization activities. These guarantees and pledged collateral had an aggregate maximum potential liability of $357.6 million as of March 31, 2005. To date, no claims have been made under these guarantees, nor has any of the collateral been subject to any claims.
      In addition to the cash we receive in exchange for the mortgage loans we sell to the securitization trust, we often retain interests in the securitization trust as partial payment for the loans and generally hold these retained interests in our investment portfolio. These retained interests may take the form of mortgage-backed or mortgage-related asset-backed securities (including senior and subordinated interests), interest-only, principal-only, investment grade, non-investment grade or unrated securities. We are entitled to receive payment on our subordinated retained interests only after the investors holding more senior interests are repaid their investment plus interest and there is excess cash remaining in the securitization trust. Thus, the subordinated interests we retain serve as credit enhancement for the more senior securities issued by the securitization trust. Our ability to receive payment on our retained interests depends on the performance of the underlying mortgage loans, and material adverse changes in performance of the loans, including actual credit losses and prepayment speeds, could have a material adverse effect on the value of these retained interests.
      One of our wholly-owned subsidiaries is a registered broker dealer and member of the National Association of Securities Dealers, Inc. This subsidiary underwrites and distributes some of our mortgage-backed and mortgage-related asset-backed securities, and provides capital market liquidity in mortgage-backed securities and mortgage-related asset-backed securities sold by us to both institutional investors and financial institutions in the United States.

          Servicing Activities
      Although we sell most of the residential mortgage loans that we produce, we generally retain the rights to service these loans. The mortgage servicing rights we retain consist of primary and master servicing rights. Primary servicing rights represent our right to service certain mortgage loans originated or purchased and later sold on a servicing-retained basis through our securitization activities and whole-loan sales, as well as primary servicing rights we purchase from other mortgage industry participants. When we act as primary servicer, we collect and remit mortgage loan payments, respond to borrower inquiries, account for principal and interest, hold custodial and escrow funds for payment of property taxes and insurance premiums, counsel or otherwise work with delinquent borrowers, supervise foreclosures and property dispositions and generally administer the loans. Master servicing rights represent our right to service mortgage-backed and mortgage-related asset-backed securities and whole-loan packages sold to investors. When we act as master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in mortgage-backed and mortgage-related asset-backed securities and whole-loan packages. Key services in this regard include loan accounting, claims administration, oversight of primary servicers, loss mitigation, bond administration, cash flow waterfall calculations, investor reporting and tax reporting compliance.
      We also occasionally purchase primary servicing rights from other mortgage industry participants or agree to provide primary mortgage servicing as a subservicer where we do not hold the corresponding servicing right (and, therefore, do not include the mortgage servicing right as an asset in our financial statements). As of March 31, 2005, we acted as primary servicer and owned the corresponding servicing rights on approximately 2.7 million residential mortgage loans having an aggregate unpaid principal balance of over $315 billion, and we acted as subservicer (and did not own the corresponding servicing rights) on approximately 113,000 loans having an aggregate unpaid principal balance of over $16.7 billion. We also acted as master servicer on more than 1 million residential mortgage loans having an aggregate principal balance of approximately $108.9 billion as of March 31, 2005 (including loans for which we are also primary servicer).
      In return for performing primary and master servicing functions, we receive servicing fees equal to a specified percentage of the outstanding principal balance of the loans being serviced and may also be entitled to other forms of servicing compensation, such as late payment fees or prepayment penalties. Our servicing compensation also includes interest income, or the “float,” earned on collections that are deposited in various custodial accounts between their receipt and our distribution of the funds to investors.
      We sometimes advance funds to investors or third parties in mortgage-backed and mortgage-related asset-backed securities and whole-loan packages, in our capacity as master or primary servicer, to cover delinquent payments on the related pool of mortgage loans and taxes and insurance premiums not covered by borrowers’ escrow funds. Any such funds that we advance are repaid using future cash flow from the pool of mortgage loans.
      The value of our mortgage servicing rights is sensitive to changes in interest rates and other factors. We have developed and implemented a hedge program to, among other things, mitigate the overall risk of impairment loss due to a change in the fair value of our mortgage servicing rights. In accordance with this hedge program, we designate hedged risk as the change in the total fair value of our capitalized mortgage servicing rights. The success or failure of this hedging program may have a material effect on our results of operations.

      The following table sets forth the types of residential mortgage loans comprising our primary servicing portfolio for which we hold the corresponding mortgage servicing rights:

	U.S. Mortgage Loan Servicing Portfolio

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Prime conforming mortgage loans	1,349,633	$172,022	1,271,836	$147,838	1,323,918	$165,577	1,309,295	$153,693	1,418,874	$150,424
Prime non-conforming mortgage loans	214,874	60,363	226,952	52,116	203,822	55,585	178,334	43,951	212,462	42,918
Government mortgage loans	191,544	18,495	200,542	18,249	191,844	18,328	191,023	17,594	230,085	21,174
Nonprime mortgage loans	492,978	50,478	505,456	48,412	505,929	51,139	486,634	45,747	383,131	31,431
Prime second-lien mortgage loans	448,594	13,921	347,485	9,660	445,396	13,718	358,761	9,522	313,315	8,267

Total U.S. mortgage loans serviced	2,697,623	$315,279	2,552,271	$276,275	2,670,909	$304,347	2,524,047	$270,507	2,557,867	$254,214

      The following table sets forth information concerning the delinquency experience, including pending foreclosures, on residential mortgage loans that generally complied with our underwriting criteria at the time of origination or purchase and for which we were the primary servicer as of the dates indicated. We do not have direct credit exposure on most of these mortgage loans; our direct exposure is limited to those mortgage loans held for investment or sale and those loans for which we have retained interests, which collectively represented approximately 21% of the loans we service as of December 31, 2004. The determination as to whether a loan falls into a particular delinquency category is made as of the close of business on the last business day of each month.

	U.S. Mortgage Loan Servicing Portfolio Delinquency

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Total U.S. mortgage loans serviced	2,697,623	$315,279	2,552,271	$276,275	2,670,909	$304,347	2,524,047	$270,507	2,557,867	$254,214

Period of delinquency(1)(2)
30 to 59 days	62,111	6,963	64,035	6,493	74,344	8,021	74,813	7,736	66,918	6,309
60 to 89 days	16,954	1,783	18,632	1,835	21,627	2,066	21,479	2,156	18,062	1,636
90 days or more	26,673	2,130	36,983	3,300	26,495	2,376	24,160	2,119	25,180	1,966
Foreclosures pending	34,089	3,543	28,907	2,833	37,712	3,458	32,624	3,383	27,287	2,597

Total delinquent loans	139,827	$14,419	148,557	$14,461	160,178	$15,921	153,076	$15,394	137,447	$12,508

Percent of U.S. mortgage loans serviced	5.18%	4.57%	5.82%	5.23%	6.00%	5.23%	6.06%	5.69%	5.37%	4.92%

(1)	As used in this discussion, prime credit quality loans and some of our other mortgage loans are considered to be 30 or more days delinquent when a payment due remains unpaid as of the close of business on the last business day immediately prior to the next following monthly due date.

(2)	Does not include foreclosures pending.
      The delinquency and pending foreclosure information set forth above may not be representative of the results we will experience on any mortgage loans we produce and service in the future.

          Warehouse Lending
      We are the largest provider of warehouse lending facilities to correspondent lenders and other mortgage originators in the United States. These facilities enable those lenders and originators to finance residential mortgage loans until they are sold in the secondary mortgage loan market. We provide warehouse lending facilities for a full complement of residential mortgage loans, including mortgage loans that we acquire through our correspondent lenders. We provide some of our warehouse lending facilities through GMAC Bank.
      Advances under our warehouse lending facilities are generally fully collateralized by the underlying mortgage loans and bear interest at variable rates. Our warehouse lending facilities generally have a one-year term that may be renewed or extended, although some of our warehouse lending facilities have up to a four-year term. In addition, we also make lines of credit and term loans available to a limited number of our correspondent lenders to finance the acquisition of servicing rights, the retention of interest-only securities and other residual interests in their securitizations or for general working capital purposes.
      As of March 31, 2005, we had total warehouse line of credit commitments of approximately $15.3 billion, against which we had advances outstanding of approximately $8.4 billion. We purchased approximately 14% of the mortgage loans financed by our warehouse lending facilities in 2004.
          Mortgage Loans Held for Investment and Retained Interests
      We hold a portfolio of assets consisting of (1) residential mortgage loans held for investment, including residential mortgage loans sold in on-balance sheet securitizations and (2) retained interests from our securitization activities. As of March 31, 2005, the principal balance of our mortgage loan portfolio was approximately $52.4 billion and the fair value of our retained interests was approximately $744.8 million. We hold a portion of this portfolio through GMAC Bank. Our portfolio of mortgage loans and retained interests provides a longer-term source of revenues as we recognize interest income from the underlying mortgage loans.
      Our portfolio of residential mortgage loans held for investment and retained interests includes some residential mortgage loans we own directly, having decided to hold these loans in our portfolio instead of selling them through whole-loan sales or securitizations. A decision to retain certain assets in our portfolio is dependent upon a variety of factors, including the type of mortgage product, the interest rate environment, general economic conditions, the availability of efficient funding sources and other factors in the capital markets. These factors impact our assessment of the value of the asset and its ability to generate revenues over time. As discussed above under the heading “— Sale and Securitization Activities,” the interests that we retain from our securitizations may include mortgage-backed or mortgage-related asset-backed securities (including senior and subordinated interests), interest-only, principal-only, investment grade, non-investment grade or unrated securities. Our ability to obtain repayment on our retained interests depends on the performance of the underlying mortgage loans, and material adverse changes in performance of the loans, including actual credit losses and increased prepayment speeds, could have a material adverse effect on the value of these retained interests.
      We own in our portfolio retained interests from securitizations for which we recognized a gain on sale. We also have mortgage loans that appear on our balance sheet because they were securitized through transactions structured as on-balance sheet securitizations under generally accepted accounting principles. In contrast to the more common off-balance sheet securitizations, we do not recognize a gain on sale in our on-balance sheet securitizations.
      We develop and maintain loss and prepayment models based on loan attributes and anticipated market developments that are used to monitor our portfolio performance, establish reserve levels and enable risk-based pricing of future mortgage production.

          Other Related Real Estate Finance Activities
      As an extension of our real estate finance business, we own GMAC Bank, a federally chartered savings bank, which provides us access to an additional source of funding for our U.S. residential real estate finance business. GMAC Bank also participates in many of our U.S. residential real estate finance business activities, and provides collateral/pool certification and collateral document custodial services to our U.S. residential real estate finance business and third party customers.
      GMAC Bank also provides individual banking products and other investment services to consumers through a single branch in Delaware and online at www.gmacbank.com. These products primarily include consumer deposits, money market accounts, student loans, online banking and bill payment services, as well as residential mortgage and home equity loans and lines of credit. GMAC Bank’s consumer business is targeted at participants in GM Family First and other customers of our U.S. residential real estate finance business. Through GMAC Bank, we also may, from time to time, based on independent analysis of underwriting criteria, provide real-estate secured financing to GM automotive dealers for purposes of refinancing existing debt or to expand existing dealer real estate holdings. If any of these financings become delinquent for a period of at least 60 days, we have the right to require that GMAC purchase the delinquent loans for the amount of unpaid principal plus accrued interest and additional costs. As of March 31, 2005, there were $86.6 million of such automotive dealer loans outstanding.
      As of March 31, 2005, GMAC Bank had $4.8 billion in assets, with more than $2.0 billion in customer deposits. A significant portion of GMAC Bank’s deposit liabilities (approximately 76% as of March 31, 2005) consists of custodial funds deposited by other parts of our business.
      We also provide real estate closing services, such as obtaining flood and tax certifications, appraisals, credit reports and title insurance.
      Our captive reinsurer, CapRe of Vermont, Inc., provides reinsurance of private mortgage insurance on loans we or our correspondent lenders originate. As of March 31, 2005, CapRe of Vermont had reinsurance agreements covering $14.1 billion in active original principal mortgage loans.
          Our U.S. Residential Real Estate Finance Operating Segments
      We carry out our U.S. residential real estate finance operations, and manage and report our financial information for these operations, through two operating segments: GMAC Residential and Residential Capital Group.

GMAC Residential
      GMAC Residential is headquartered in Horsham, Pennsylvania and offers residential mortgage and mortgage-related products and services to consumers and businesses throughout the United States. We also operate GMAC Bank and our CapRe of Vermont reinsurance business through our GMAC Residential segment.
      The residential real estate finance business of our GMAC Residential segment has a greater focus on the direct origination of mortgage loans with consumers of prime credit quality that generally conform to the underwriting requirements of Fannie Mae or Freddie Mac than does the Residential Capital Group business. Our GMAC Residential segment is one of the largest residential mortgage originators and servicers in the United States.

Sources of Loan Production
      We conduct substantially all of our direct origination of mortgage loans in our GMAC Residential segment through retail branches and our direct lending network. In addition, GMAC Residential originates mortgage loans through mortgage brokers and purchases of mortgage loans from correspondent lenders. We produced approximately $87.4 billion in residential mortgage loans in 2004 through GMAC Residential.

      The following table summarizes GMAC Residential’s loan production by channel:

	GMAC Residential Mortgage Loan Production by Channel

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Retail branches	27,847	$4,197	33,230	$4,034	134,160	$18,012	249,478	$28,881	172,881	$21,284
Direct lending (other than retail branches)	37,261	4,049	38,077	4,477	143,316	15,302	223,199	29,226	173,710	18,405
Mortgage brokers	7,538	1,551	2,154	346	14,172	2,524	20,033	3,188	17,533	2,630
Correspondent lenders	63,247	12,507	52,151	8,832	289,974	51,609	317,720	53,159	186,314	29,299

Total mortgage loan production	135,893	$22,304	125,612	$17,689	581,622	$87,447	810,430	$114,454	550,438	$71,618

Types of Mortgage Loans
      The following table summarizes GMAC Residential’s loan production by type:

	GMAC Residential Mortgage Loan Production by Type

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Prime conforming mortgage loans	77,585	$14,211	80,133	$12,918	276,444	$45,635	558,204	$89,271	367,612	$55,407
Prime non-conforming mortgage loans	14,724	5,119	10,866	2,775	101,883	28,521	41,202	13,451	23,391	7,010
Government mortgage loans	9,404	1,197	4,550	536	40,062	4,834	49,988	4,929	30,234	3,399
Nonprime mortgage loans	913	44	767	35	3,854	178	1,560	70	5,623	220
Prime second-lien mortgage loans	33,267	1,733	29,296	1,425	159,379	8,279	159,476	6,733	123,578	5,582

Total mortgage loan production	135,893	$22,304	125,612	$17,689	581,622	$87,447	810,430	$114,454	550,438	$71,618

Automated Underwriting Technology and Bulk Purchases
      Loan applications for Prime Conforming Mortgage Loans, Government Mortgage Loans and Prime Non-Conforming Mortgage Loans for loan amounts or combined loan amounts less than $850,000 that are originated or purchased by GMAC Residential are submitted to an automated underwriting system. For these types of loans, GMAC Residential uses Fannie Mae’s Desktop Underwriter® program or Freddie Mac’s Loan Prospector® program. These automated underwriting systems are used to underwrite conventional, government-insured and certain non-conforming loans based on established guidelines. GMAC Residential also uses its proprietary Engenious® program to select and in certain instances to underwrite a variety of mortgage loans other than Prime Conforming Mortgage Loans. Loan applications for amounts exceeding $850,000 are underwritten using a combination of agency tools and proprietary models, including Engenious®.

Sale and Securitization Activities
      GMAC Residential sells most of the mortgage loans it originates or purchases. GMAC Residential primarily sells these mortgage loans (58% in 2004) in sales that take the form of securitizations guaranteed by government-sponsored enterprises, primarily Fannie Mae and Freddie Mac, and also sells mortgage loans to other investors through whole-loan sales or securitizations. The loans that GMAC Residential does not sell are generally held at GMAC Bank as part of our portfolio of mortgage loans held for investment.

Servicing Activities
      GMAC Residential generally retains the servicing rights with respect to loans it sells or securitizes, and also occasionally purchases mortgage servicing rights from other servicers or acts as a subservicer of mortgage loans (and does not hold the corresponding mortgage servicing right asset). As of March 31, 2005, GMAC Residential managed, as primary servicer, a portfolio of approximately 2.0 million loans with an aggregate unpaid principal balance of approximately $228 billion and, as subservicer, a portfolio of approximately 113,000 loans with an aggregate unpaid principal balance of approximately $16.7 billion. GMAC Residential also managed, as master servicer, a portfolio of more than 240,000 loans with an aggregate unpaid principal balance of approximately $14.2 billion as of March 31, 2005 (including loans for which GMAC Residential also serves as primary servicer). GMAC Residential has earned the highest possible ratings from each of Standard & Poor’s and Fitch, Inc. for both master and primary servicing in every category of residential mortgage loans it services except for special and nonprime servicing, where GMAC Residential earned the second highest possible rating from Standard & Poor’s.
      The following table sets forth the types of residential mortgage loans comprising GMAC Residential’s primary servicing portfolio for which it held the corresponding mortgage servicing rights:

	GMAC Residential Mortgage Loan Servicing Portfolio

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Prime conforming mortgage loans	1,349,002	$171,969	1,270,929	$147,758	1,323,249	$165,521	1,308,284	$153,601	1,418,843	$150,421
Prime non-conforming mortgage loans	59,267	26,869	82,451	22,389	53,119	23,604	34,041	13,937	36,225	12,543
Government mortgage loans	191,544	18,495	200,542	18,249	191,844	18,328	191,023	17,594	230,085	21,174
Nonprime mortgage loans	19,545	701	22,721	784	20,227	718	23,818	820	33,317	1,164
Prime second-lien mortgage loans	336,444	9,967	243,857	6,196	330,107	9,656	258,310	6,203	228,099	5,502

Total mortgage loans serviced	1,955,802	$228,001	1,820,500	$195,376	1,918,546	$217,827	1,815,476	$192,155	1,946,569	$190,804

Warehouse Lending
      Primarily through GMAC Bank, GMAC Residential provides warehouse lending facilities to mortgage originators to finance residential mortgage loans. GMAC Residential had warehouse line of credit commitments of approximately $2.3 billion as of March 31, 2005, against which it had advances outstanding of approximately $1.0 billion. GMAC Residential’s warehouse lending business concentrates on providing warehouse lines of credit to mortgage brokers transitioning to correspondent lending. As a result, GMAC Residential’s warehouse lending customers typically have a smaller warehouse line of credit and net worth than Residential Capital Group’s warehouse lending customers.

Residential Capital Group
      Headquartered in Minneapolis, Minnesota, our Residential Capital Group focuses primarily on the purchase of residential mortgage loans in the secondary market and the origination of loans through mortgage brokers. The Residential Capital Group’s mortgage loans cover a broad spectrum of the credit scale, from prime to nonprime, and generally do not conform to the underwriting requirements of Fannie Mae or Freddie Mac. The Residential Capital Group’s mortgage loans are generally considered non-conforming because of the size of the loans or because they have more expansive documentation, property or credit-related features (e.g., higher debt-to-income or loan-to-value ratios).
      Our Residential Capital Group was the third-largest non-agency issuer of mortgage-backed and mortgage-related asset-backed securities in the United States in 2004. The Residential Capital Group has issued approximately $311 billion of cumulative mortgage-backed and mortgage-related asset-backed securities since its inception in 1982, with $42.2 billion having been issued in 2004. The Residential Capital Group is also a leading provider of wholesale funding services to U.S. mortgage brokers for the origination of residential mortgage loans and was the largest provider of warehouse lending to the residential mortgage lending industry in the United States in 2003, which is the latest date for which industry rankings are available. The Residential Capital Group is also a leading primary and master servicer of residential mortgage loans and serves in that capacity for most of the loans it originates or purchases.

Sources of Loan Production
      Our Residential Capital Group purchases first- and second-lien residential mortgage loans from correspondent lenders throughout the United States and in the secondary market from entities other than correspondent lenders. The Residential Capital Group also originates first- and second-lien residential mortgage loans in the United States, primarily through mortgage brokers to whom it provides wholesale funding. In addition to these origination activities through mortgage brokers, the Residential Capital Group also originates mortgage loans directly through its HomeComings brand in connection with refinancing activities related to mortgage loans it services.
      The following table summarizes the Residential Capital Group’s loan production by channel:

	Residential Capital Group U.S. Mortgage Loan Production by Channel

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Direct lending	1,293	$235	1,302	$241	5,027	$907	9,593	$2,185	8,284	$1,832
Mortgage brokers	21,635	3,213	23,875	3,341	97,399	13,778	123,320	18,334	92,528	13,922
Correspondent lender and secondary market purchases	67,375	8,843	71,896	8,701	274,941	35,517	330,710	45,259	257,492	36,632

Total U.S. mortgage loan production	90,303	$12,291	97,073	$12,283	377,367	$50,202	463,623	$65,778	358,304	$52,386

Types of Mortgage Loans
      Our Residential Capital Group’s origination and purchase strategies emphasize the production of prime non-conforming mortgage loans, nonprime mortgage loans and prime second-lien mortgage loans. When the Residential Capital Group acquires prime conforming mortgage loans or government mortgage loans it generally sells those loans to GMAC Residential, which then typically sells the loans in the form of securitizations guaranteed by Fannie Mae or Freddie Mac or, in the case of Government Mortgage Loans, Ginnie Mae.
      The following table summarizes the Residential Capital Group’s loan production by type:

	Residential Capital Group U.S. Mortgage Loan Production by Type

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Prime conforming mortgage loans	6,415	$1,004	8,842	$1,309	31,141	$4,580	61,283	$9,000	48,881	$7,030
Prime non-conforming mortgage loans	27,391	4,959	13,909	2,919	61,377	14,952	98,557	24,642	94,591	26,408
Government mortgage loans	—	—	—	—	—	—	—	—	—	—
Nonprime mortgage loans	39,098	5,572	61,652	7,553	213,490	27,702	237,582	29,693	170,255	17,265
Prime second-lien mortgage loans	17,399	755	12,670	502	71,359	2,968	66,201	2,443	44,577	1,683

Total U.S. mortgage loan production	90,303	$12,291	97,073	$12,283	377,367	$50,202	463,623	$65,778	358,304	$52,386

Automated Underwriting Technology and Bulk Purchases
      To help ensure consistency and efficiency in its production of residential mortgage loans, much of the Residential Capital Group’s underwriting analysis is conducted through the use of its proprietary underwriting technology, Assetwise Directsm. This proprietary technology implements automated decision, pricing and integration tools that extend mortgage products and risk management and pricing strategies to points of origination, and facilitates secondary market acquisition of mortgage loans.

Sale and Securitization Activities
      Our Residential Capital Group sells nearly all of the mortgage loans it produces, primarily through its securitization programs or in whole-loan sales to third-party investors.
      As part of its securitization activities, the Residential Capital Group segregates the types of mortgage loans it acquires into specific securitization programs, each having distinct underlying collateral characteristics. By securitizing mortgage loans with similar prepayment and credit-related characteristics through dedicated securitization programs, we believe that we are able to more efficiently obtain funding for those assets through the capital markets.

Servicing Activities
      Our Residential Capital Group acts as the primary servicer of most of the residential mortgage loans it obtains and as the master servicer of substantially all of the loans it sells in whole-loan sales and securitizations. As of March 31, 2005, the Residential Capital Group managed, as primary servicer, a portfolio of approximately 742,000 loans with an aggregate unpaid principal balance of approximately $87 billion. The Residential Capital Group also managed, as master servicer, a portfolio of approximately 772,000 loans with an aggregate unpaid principal balance of approximately $95 billion (including loans for which the Residential Capital Group also serves as primary servicer). The Residential Capital Group has earned the highest possible ratings from each of Standard & Poor’s, Moody’s Investors Service and Fitch for both master and primary servicing in every category of residential mortgage loans it services except for its primary servicing of nonprime loans and special servicing, in which the Residential Capital Group earned the second-highest rating from Moody’s Investors Service. The Residential Capital Group’s special servicing has not received a rating from Standard & Poor’s.
      The following table sets forth the types of residential mortgage loans comprising the Residential Capital Group’s primary servicing portfolio for which it held the corresponding mortgage servicing rights:

	Residential Capital Group U.S. Mortgage Loan Servicing Portfolio

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2005		2004		2004		2003		2002

		Dollar		Dollar		Dollar		Dollar		Dollar
	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of	No. of	Amount of
	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans	Loans

	(Dollars in millions)
Prime conforming mortgage loans	631	$53	906	$80	669	$56	1,011	$92	31	$3
Prime non-conforming mortgage loans	155,607	33,494	144,501	29,727	150,703	31,981	144,293	30,014	176,237	$30,375
Government mortgage loans	—	—	—	—	—	—	—	—	—	—
Nonprime mortgage loans	473,433	49,777	482,735	47,628	485,702	50,421	462,816	44,927	349,814	30,267
Prime second-lien mortgage loans	112,150	3,954	103,628	3,464	115,289	4,062	100,451	3,319	85,216	2,765

Total U.S. mortgage loans serviced	741,821	$87,278	731,770	$80,899	752,363	$86,520	708,571	$78,352	611,298	$63,410

Warehouse Lending
      Our Residential Capital Group is the largest warehouse lender for residential mortgage loans in the United States, and had total warehouse line of credit commitments of approximately $13 billion as of March 31, 2005, against which it had advances outstanding of approximately $7.4 billion.

Seasoned and Distressed Mortgage Loans
      Our Residential Capital Group purchases seasoned and distressed residential mortgage loans. Many of its seasoned loans are acquired from previously sold or securitized pools that have been paid down to less than 10% of their original aggregate principal balance, and were therefore “called” out of these deals because administering such a small pool is economically inefficient. The Residential Capital Group purchases other seasoned loans in the secondary market. We purchase distressed residential mortgage loans with the goal of resolving or restructuring them through special servicing activities, and then selling them through securitizations or whole-loan transactions. The Residential Capital Group obtains resolution of these mortgage loans by working with the borrower to return the loan to performing status (in some cases under renegotiated terms), obtaining a payoff of the loan or selling the underlying residential property. In 2004, the Residential Capital Group acquired more than $5.2 billion of face-amount seasoned mortgage loans, of which $3.5 billion were called loans and $1.7 billion were distressed mortgage loans. The Residential Capital Group also securitized approximately $2.2 billion of seasoned and reperforming distressed mortgage loans in 2004.

Business Capital
      Our Business Capital Group conducts the following business activities: residential construction finance, residential equity, model home finance, resort finance and health capital. The residential construction finance, residential equity and model home finance businesses all provide capital to residential land developers and homebuilders to finance residential real estate projects for sale, using a variety of capital structures. The resort finance business provides debt capital to resort and timeshare developers and the health capital business provides debt capital to health care providers, primarily in the health care services sector. We have historically retained and serviced most of the loans and investments that we originate in the Business Capital Group.
      In almost all cases, we source our transactions either through our loan officers or referrals. Our residential construction finance, residential equity and model home finance businesses have relationships with many large homebuilders and residential land developers across the United States. Our resort finance business has relationships primarily with large private timeshare developers and our health capital business has relationships with physician groups and other healthcare service providers. We believe that we have been able to provide creative capital solutions tailored to our customers’ individual needs, resulting in strong relationships with our customers. Because of these relationships, we have been able to conduct multiple and varied transactions with these customers to expand our business.
      A principal risk for our business capital lending activities is credit risk. We review potential business capital transactions through separate credit committees for each of the five businesses. Each credit committee is composed of the president, chief financial officer and chief credit officer of our Business Capital Group as well as the senior executive of that business. The credit committees review all transactions and significant amendments and modifications to size, term, credit, structure and other material terms of the transactions. Our lending products are underwritten by reviewing the client’s corporate and legal information and its historical operating performance, becoming familiar with and understanding the management teams and, in the case of specific projects to be financed, obtaining financial and legal information for the project including appraisals, pro forma cash flow statements and market analysis.

Residential Construction Finance
      We provide capital to homebuilders, residential land developers and related market participants for the acquisition, development and construction of residential housing developments across the United States. Customers for the debt capital provided by our residential construction business generally have high credit quality and are among the largest 200 homebuilders in the United States or are large regional residential land developers. We also provide debt capital for joint ventures formed by two or more large homebuilders, which joint ventures develop the land into for sale lots to be sold to their homebuilding entities. The residential housing developments to which we provide debt capital generally consist of entry-level, first-time or second-time move-up housing. This debt capital primarily takes the form of first-lien loans and working capital loans to finance specific projects.
      Our residential construction loans generally range in size from $25 million up to $300 million, with most between $40 million and $50 million. The first-lien loans generally have terms of 36 months to 60 months. As of March 31, 2005, we had total first-lien and working capital commitments of approximately $3.5 billion, with $2.0 billion in outstanding principal.
      We also make equity investments with certain of our customers in specially created single purpose entities to acquire residential projects and a limited amount of other types of real estate. Our practice has been to not provide the debt financing for projects in which we have made an equity investment. We make these equity investments only with customers with which we have developed strong relationships after providing other capital solutions. We also own a large equity interest in one large regional homebuilder, although we do not control the management of that entity. As of March 31, 2005, we had total equity investments of approximately $229.2 million in specific project and entity investments.

Residential Equity
      We provide mezzanine debt financing to homebuilders and residential land developers. The financing generally covers 80% to 90% of the homebuilder’s or developer’s required equity contribution for a particular project. Projects for which we provide mezzanine financing comprise both single- and multi-family housing, including conversion of properties to condominiums. The borrowers under these loans are usually single-purpose entities specifically formed to acquire and own a single project. Our mezzanine loans are generally secured by the homebuilder’s or developer’s ownership interest in the single-purpose entity.
      Each of the projects to which we provide mezzanine debt financing has a senior lender that provides a much larger acquisition, development and/or construction loan that is secured by the project itself. Some of the loans also have partial payment and/or performance guarantees from related companies or the principals of the borrower. We have also provided mezzanine financing to the operator of a series of mobile home developments. The proceeds of these mezzanine loans are used to finance a portion of the land acquisition costs, but not for costs of operating the developments. These loans are secured by the operator’s equity interest in the financed developments.
      Customers of our residential equity business are typically privately owned and are smaller than customers of our residential construction finance business, although we do provide mezzanine loans to some of the customers of our residential construction finance business. These loans generally range in size from $4 million to $6 million, and have a term no longer than three years. As of March 31, 2005, we had commitments of approximately $333.5 million of mezzanine financings with $302.4 million in principal outstanding.

Model Home Finance
      Within the model home finance business, we offer two major products — a model home lease program and a lot option program. The customers in our model home finance business are generally larger, publicly owned homebuilders that have demonstrated strong financial performance. Our model home finance customers are often customers of our residential construction finance business.

      In our model home lease program, the homebuilder builds the model home for us and we subsequently lease the model home to the homebuilder for use as a sales model. The homebuilder agrees to lease the model home at a lease rate tied to a monthly floating interest rate. The historical lease length has been approximately 18 months. We generally contract with the homebuilders to sell the model homes, for which we pay the homebuilder a market commission.
      In our lot option program, we purchase land that the homebuilder has designated and simultaneously enter into a contract with the homebuilder to develop the land into completed lots. We also enter into an option contract with the homebuilder to purchase the finished lots. We typically hold the lots for a period of 24 to 60 months. The customers for this program are the same customers to whom we offer the model home lease program.
      As of March 31, 2005, we had more than 2,900 model homes under lease with a net book value of approximately $689 million, and we owned approximately 7,300 residential lots through the lot option program, with a book value of approximately $390 million.

Resort Finance
      As part of our resort finance business, we provide revolving lines of credit secured by eligible timeshare receivables consisting of consumer timeshare notes. The term of these revolving lines of credit is typically 10 years. The timeshare and resort developers use the proceeds of these loans to provide operating funds. We have entered into custodial and servicing arrangements with third parties to manage certain aspects of the administration of these loans. For certain of these customers, we will also make loans to finance the acquisition, development and construction of the timeshare resorts themselves, which are secured by a first lien on the real estate. These loans have terms of approximately 36 to 60 months.
      Customers of our resort and timeshare financing are generally privately owned mid-size resort and timeshare developers. Although we have historically only provided financing for developments located in the United States, we may also consider projects outside the United States. Our commitments to any single customer are generally between $10 million and $250 million, with an amount outstanding of generally $10 million to $120 million. As of March 31, 2005, we had total committed working capital lines of credit of approximately $966 million, with $588 million in principal outstanding. We also had total committed facilities for the acquisition, development and construction of resort and timeshare facilities of approximately $310 million, with approximately $91 million in principal outstanding.

Health Capital
      We provide financing to healthcare-related enterprises for working capital and for acquiring other healthcare-related enterprises. Customers of our healthcare financing include physician groups, hospitals, in-home service providers, medical staffing companies, medical equipment manufacturers and distributors, in-patient/out-patient care facilities, other healthcare service providers and similar businesses. Our loans primarily take the form of working capital lines of credit secured by accounts receivable, loans based primarily on the cash flow generated by the healthcare-related enterprise or short-term loans secured by real estate.
      Customers of our accounts receivable secured lines of credit are generally not eligible for more traditional credit sources because of low equity capitalization, limited operating history, lack of profitability or small size. These lines of credit are typically between $5 million and $20 million.
      We offer cash flow loans to certain healthcare-related enterprises with better credit quality than the customers of our accounts receivable secured lines of credit. We typically require that these borrowers have financially strong equity sponsors who have contributed in cash a significant portion of the capital requirements of the enterprise. We often provide these loans in connection with the acquisition of a healthcare-related enterprise. The initial principal balance of the loans is generally between $25 million and $75 million. These loans are secured by all the assets of the enterprise, including ownership interests in all related entities, and all of the cash flow of the enterprise. These loans generally have terms of 36 to 60 months.
      The real estate loans we offer through our health capital business are generally short-term loans that serve as bridge financing while the borrower seeks financing insured by the U.S. Department of Housing and Urban Development. The HUD approval process may take up to 18 months or more from application to approval.
      As of March 31, 2005, our health capital business had total committed facilities of approximately $700 million with $463 million in principal outstanding.

International
      Outside the United States, our International Business Group conducts operations in the United Kingdom, The Netherlands, Germany, Canada and Mexico.

United Kingdom
      Our U.K. operations include residential mortgage loan origination, acquisition, sale and securitization. Although most loan applications are processed and underwritten at our facilities, a substantial proportion of applications are processed remotely using our automated underwriting technology in conjunction with traditional underwriting methods. Our U.K. business originated approximately $11.6 billion of residential mortgage loans in 2004, compared to approximately $8.0 billion in 2003 and $4.9 billion in 2002. We believe that we are the largest originator of nonprime residential mortgage loans in the United Kingdom.
      We securitize nonprime loans we originate in the United Kingdom and generally sell prime loans we originate through whole-loan sales to third-party investors. Although we retain primary mortgage servicing rights with respect to the loans we securitize in the United Kingdom, we outsource the servicing activities to a third party. We are the third largest issuer of residential mortgage-backed securities in the United Kingdom, with a volume of approximately $6.7 billion in 2004, $4.1 billion in 2003 and $1.7 billion in 2002.
      We distribute part of the securitizations sponsored by our U.K. and continental European businesses and part of the whole loans funded by those businesses through our U.K. securities broker. Our broker is regulated by the U.K. Financial Services Authority and distributes securities elsewhere in Europe under reciprocal regulatory arrangements of the European Union, and primarily underwrites mortgage-backed and mortgage-related asset-backed securities issued in securitizations that we sponsor.

Continental Europe
      Our operations in continental Europe are currently in The Netherlands and Germany. In The Netherlands, we originate residential mortgage loans through financial institutions and other intermediaries. We began our operations in The Netherlands in 2001 and originated approximately $1.7 billion in mortgage loans during 2004, $1.2 billion during 2003 and $600 million during 2002. As of March 31, 2005, we had conducted five securitizations of mortgage loans in The Netherlands with an aggregate principal balance of approximately $3.1 billion.
      We acquired the assets of several mortgage brokerage companies in Germany in 2002. We acquired GMAC-RFC Bank GmbH, a German bank, in 2004, and began lending operations in Germany through the bank in March 2004.

Canada
      We acquired Canada’s largest non-bank owned mortgage brokerage network in April 2002. Our mortgage brokerage network brokers loans to other Canadian lenders. We received approximately $3.6 million in brokerage fees in Canada in 2002, $6.1 million in 2003 and $9.1 million in 2004. We also originated approximately $176 million of mortgage loans through our mortgage broker network in Canada in 2003 and $625 million in 2004. In July 2004, we completed the first Canadian securitization of nonprime mortgage loans, which was also the first public securitization of mortgage loans in Canada since 1998. We completed an additional securitization of mortgage loans in December 2004.

Mexico
      In 2000, we began our Mexican lending operations, which provide capital to developers to acquire and develop land and build homes, mortgage lending through the acquisition of residential mortgage loans from other mortgage lenders, and warehouse facilities to other Mexican financial intermediaries to create an origination network. As of March 31, 2005, we had approximately $517 million in outstanding loans. We also co-issued the first mortgage-backed securities in Mexico in 2003, and issued additional mortgage-backed securities both on our own and with a co-issuer in 2004.

Other
      We provide real estate brokerage and full-service relocation to consumers. We provide real estate brokerage services through approximately 1,000 franchised offices with more than 21,000 sales professionals, as well as through approximately 100 company-owned offices with more than 3,400 sales professionals in markets including New England, Chicago, the New York City metropolitan area and San Francisco. Our networks of franchised real estate brokerage offices and company-owned offices are among the ten largest in the United States.
      Our global relocation services business is one of the largest providers of global relocation services with more than 25 years of experience in the United States and more than 10 years of experience outside the United States. In 2004, we provided relocation assistance for more than 12,700 households. These services include home finding, home selling, movement of goods and expense tracking for employees of our corporate clients, which include several Fortune 100 companies.
Competition

U.S. Residential Real Estate Finance
      In recent years, the level of complexity in the mortgage lending business has increased significantly due to several factors, including:

•	Continuing evolution of the secondary mortgage market, resulting in a proliferation of mortgage products;

•	Greater regulation imposed on the industry, resulting in increased costs and the need for higher levels of specialization; and

•	Increasing interest rate volatility, compounded by homeowners’ increasing tendency to refinance their mortgages as the refinance process has become more efficient and cost-effective, resulting in large swings in the volume of mortgage loans originated from year to year. These swings in mortgage origination volume have placed significant operational and financial pressures on mortgage lenders.
      To compete effectively in this environment, mortgage lenders must have a very high level of operational, technological and managerial expertise. In addition, the residential mortgage business has become more capital-intensive and therefore access to capital at a competitive cost is critical. Primarily as a result of these factors, the industry has undergone considerable consolidation.
      Today, large, sophisticated financial institutions, primarily commercial banks operating through mortgage banking subsidiaries as well as Fannie Mae, Freddie Mac and Ginnie Mae, dominate the residential real estate finance industry. The largest 30 mortgage lenders combined had an 84% share of the residential mortgage loan origination market as of December 31, 2004, up from 61% as of December 31, 1999. Continued consolidation in the residential mortgage loan origination market may adversely impact our business in several respects, including increased pressure on pricing or a reduction in our sources of mortgage loan production if originators are purchased by our competitors. This consolidation trend has carried over to the loan servicing side of the mortgage business. The top 30 residential mortgage servicers combined had a 70% share of the total residential mortgages outstanding as of December 31, 2004, up from 58% as of December 31, 1999.
      We compete by offering a wide selection of mortgage loans through a variety of marketing channels on a national scale, striving to provide high-quality service, pricing our mortgage loans at competitive rates and providing warehouse lending facilities to other mortgage loan originators. Other industry leaders are less reliant than we are on the secondary mortgage market as an outlet for mortgage loans because they have a greater capacity to hold mortgage loans in their loan portfolio. This could place us at a competitive disadvantage if the secondary mortgage market does not provide a competitive outlet for these loans or we are unable to develop a portfolio lending capacity similar to that of our competitors.
      We face competition in our warehouse lending operations from banks and other warehouse lenders, including investment banks and other financial institutions. We compete by providing warehouse financing for a full complement of conforming and non-conforming mortgage loans, by pricing our warehouse lending facilities at competitive rates and by providing market-leading technology, efficient collateral handling and expedited service. Our broad knowledge of the residential mortgage market provides us with a high degree of insight into the credit needs of our clients, potential solutions to those needs and the risks associated with the warehouse lending market.
      The real estate brokerage industry is highly competitive, particularly in the metropolitan areas in which many of our real estate brokerage offices operate. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as internet-based listing services. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts and the cost of brokerage commissions. We also compete by leveraging our ability to bundle real estate brokerage, mortgage financing and closing services. We compete primarily with franchisees of local and regional real estate franchisors, franchisees of other national real estate franchisors, regional independent real estate organizations, discount brokerages, websites and smaller niche companies competing in local areas.
      As a federally chartered thrift, GMAC Bank nominally competes in the retail banking sector, which includes approximately 8,000 commercial banks and approximately 1,400 savings institutions in the retail deposit market. However, in light of its role within our business, until recently GMAC Bank has not actively competed in the retail banking industry.

Business Capital
      Our primary competitors in our residential construction finance business are banks. We compete in this business primarily by establishing strategic relationships with, and providing creative and customized capital solutions for, companies involved in the development and construction of residential real estate projects. Because many of the banks that compete with us have a lower cost of funds than we do, they often are able to profitably offer conventional loans and other forms of financing at lower costs than we can.
      Our residential equity business primarily competes with other unregulated capital providers. We compete in this business by developing strategic relationships with our customers.
      Our model home finance business faces competition from high net-worth individuals residing near the development containing the model homes to be financed. These high net-worth individuals are often willing to purchase the model home with a higher cash value than we are. Our lot option business faces competition from pension and endowment funds and their advisors. We compete in this business by developing strategic relationships with homebuilders and maintaining a focus on product innovation to meet those clients’ varying and changing needs.

      The primary competitors in our resort finance business are large financial institutions including several banks. We compete in this business by targeting privately held timeshare developers in the middle market tier of the industry, and providing those customers a broad array of financing products.
      Our health capital business faces significant competition from numerous other capital providers, including several large banks. We compete in this business by developing long-term relationships and seeking to deliver creative financial solutions to our clients.

International
      Our competitors outside the United States include commercial banks, savings and loan and mutual financial institutions, multinational corporations and other financial institutions. Many of these competitors have recently entered global mortgage markets, particularly in Europe, in recognition of the opportunities presented by less mature mortgage markets. We compete by leveraging our experience and skills as a creator of innovative mortgage products and a developer of secondary mortgage markets that previously lacked liquidity. In addition, we compete by providing responsive customer service enhanced by proprietary technology.
Regulation
      Our business is highly regulated. Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Changes in these regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition, liquidity and results of operations.

U.S. Residential Real Estate Finance
      Our U.S. residential real estate finance business is subject to extensive federal, state and local laws, rules and regulations. We are also subject to judicial and administrative decisions that impose requirements and restrictions on our business. At the federal level, these laws and regulations include the:

•	Equal Credit Opportunity Act;

•	Federal Truth-In-Lending Act;

•	Home Ownership and Equity Protection Act;

•	Real Estate Settlement Procedures Act, or RESPA;

•	Fair Credit Reporting Act;

•	Fair Debt Collection Practices Act;

•	Home Mortgage Disclosure Act;

•	Fair Housing Act;

•	Telephone Consumer Protection Act;

•	Gramm-Leach-Bliley Act;

•	Fair and Accurate Credit Transactions Act;

•	CAN-SPAM Act;

•	Flood Disaster Protection Act;

•	National Flood Insurance Reform Act;

•	Homeowners Protection Act;

•	National Housing Act;

•	Federal Trade Commission Credit Practice Rules;

•	USA PATRIOT Act; and

•	Federal securities laws and regulations.
      As a Federal Housing Administration lender, we are required to submit to the Department of Housing and Urban Development, on an annual basis, audited financial statements. We are also subject to examination by the Federal Housing Commissioner to assure compliance with Federal Housing Administration regulations, policies and procedures.
      The federal, state and local laws, rules and regulations to which we are subject, among other things:

•	Impose licensing obligations and financial requirements on us;

•	Limit the interest rates, finance charges and other fees that we may charge or pay;

•	Regulate the use of credit reports and the reporting of credit information;

•	Prohibit discrimination;

•	Impose underwriting requirements;

•	Mandate disclosures and notices to consumers;

•	Mandate the collection and reporting of statistical data regarding our customers;

•	Regulate our marketing techniques and practices;

•	Require us to safeguard non-public information about our customers;

•	Regulate our servicing practices, including the assessment, collection, foreclosure, claims handling and investment and interest payments on escrow accounts; and

•	Require us to take precautions against money-laundering and doing business with suspected terrorists.
      Our failure to comply with these laws can lead to:

•	civil and criminal liability:

•	loss of licenses and approvals;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans, or otherwise raise capital;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	fines and penalties and litigation, including class action lawsuits;

•	administrative enforcement actions; and

•	claims that an allegedly non-compliant loan is rescindable or unenforceable.
      The recent trend among federal, state and local lawmakers and regulators has been toward increasing laws and regulations with regard to the residential real estate finance industry. Over the past few years, these lawmakers and regulators adopted a variety of new or expanded laws and regulations, particularly in the areas of privacy and consumer protection.

Privacy
      The Gramm-Leach-Bliley Act imposes additional obligations on us to safeguard the information we maintain on our customers and permits customers to “opt-out” of information sharing with third parties. Regulations have been enacted by several agencies that may increase our obligations to safeguard information. In addition, several federal agencies are considering regulations that require more stringent

“opt-out” notices or even require “opt-in” notices. Also, several states have enacted even more stringent privacy legislation. For example, California has passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective July 2004, and impose additional notification obligations on us that are not preempted by existing federal law. If a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could increase substantially.

Fair Credit Reporting Act
      The Fair Credit Reporting Act provides a national legal standard for lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers. In late 2003, the Fair and Accurate Credit Transactions Act was enacted, making this preemption of conflicting state and local laws permanent. The Fair Credit Reporting Act was also amended to place further restrictions on the use of information sharing between affiliates, to provide new disclosures to consumers when risk based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.
      In July 2004, the U.S. District Court for the Eastern District of California ruled that the Fair and Accurate Credit Transactions Act and the Fair Credit Reporting Act do not preempt the affiliate sharing provisions in the California Financial Information Privacy Act. In California, affiliate sharing is currently more restricted than in other states, which increases our compliance costs and reduces the effectiveness of our marketing programs.

Home Mortgage Disclosure Act
      In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report the rate spread between the annual percentage rate on a loan and the yield on U.S. Treasury securities with comparable maturities if the spread equals or exceeds 3% for first lien loans and 5% for subordinate lien loans. This requirement applies to loans we originate, but not to loans we purchase. The expanded reporting took effect in 2004 for reports filed in 2005. Many of our mortgage loans will be subject to the expanded reporting requirements.
      The expanded reporting does not provide for additional loan information, such as credit risk, debt-to-income ratio, loan-to-value ratio, documentation level or other salient loan features. As a result, we are concerned, as are many other residential mortgage participants, that this reporting obligation may lead to increased litigation, especially with respect to equal credit and fair lending, as this information could be misinterpreted by third parties.

Predatory Lending Legislation
      The Home Ownership and Equity Protection Act of 1994, or HOEPA, identifies a category of high-cost mortgage loans and subjects them to more stringent restrictions and disclosure requirements. In addition, if a loan is covered by HOEPA, an assignee can be held liable if the loan violates any federal or state law. The law generally covers loans with either (1) total points and fees upon origination in excess of the greater of 8% of the loan amount or $499 (adjusted annually), or (2) an annual percentage rate of more than 8% above the yield on Treasury securities of comparable maturity for first-lien loans or 10% above the yield on Treasury securities of comparable maturity for junior-lien mortgage loans. Less than 0.1% of the mortgage loans we originated or acquired through our correspondent lenders were covered by HOEPA in 2004, and we expect to originate or acquire even fewer mortgage loans covered by HOEPA in 2005. We occasionally purchase mortgage loans covered by the law from other entities in the secondary market.
      Several other state and local laws and regulations have been adopted or are under consideration that are intended to eliminate so-called “predatory” lending practices. Some of these laws impose liability on assignees of mortgage loans such as loan buyers and securitization trusts. Such provisions generally deter loan buyers from purchasing loans covered by the laws and have interrupted the secondary market for loans that are subject to such laws. In addition, these provisions impose additional regulatory and compliance costs on us. In particular, these new laws have required us to devote significant resources to loan-by-loan analysis of points, fees, and other factors set forth in the laws, which often differ depending on the state, and in some cases the city or county, in which the mortgaged property is located.
      Except for the limited number of mortgage loans covered by HOEPA noted above, we do not originate or purchase loans from correspondent lenders that are deemed high cost under these laws or that impose assignee or similar liability, and we have quality control procedures to test our purchased loans for compliance with this policy. Some of our mortgage loan purchases made in the secondary market may occasionally contain a small number of these loans. There can be no assurance that other, similar laws, rules or regulations will not be adopted in the future. Adoption of such laws and regulations could have a material adverse effect on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules. Adoption of these laws could also have a material adverse effect on our loan production volume and overall business, especially if our lenders and secondary market buyers elect not to finance or purchase loans covered by the new laws.

Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003
      The CAN-SPAM Act of 2003 applies to businesses such as ours that use electronic mail for advertising and solicitation. This law establishes, among other things, a national uniform standard that gives consumers the right to stop unwanted emails. New requirements are imposed for the header caption in email, as well as return email addresses, and consumers are granted the right to “opt out” from receiving further emails from the sender. These new provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

The Alternative Mortgage Transactions Parity Act of 1982
      This law was enacted to enable state-chartered housing creditors to make, purchase and enforce alternative mortgage transactions (e.g., loans that are not fixed-rate or fully amortizing) despite a variety of state law restrictions so long as the creditor complied with the same regulatory guidelines as federally chartered lenders. The Office of Thrift Supervision amended its regulations, effective July 2003, to require non-depository lenders (including our operations other than GMAC Bank) to comply with state law restrictions on prepayment penalties and late charges on alternative mortgages. Approximately 40 states have laws prohibiting or restricting prepayment penalties. Because our federally chartered competitors continue to have the flexibility to offer products with the features addressed by the Alternative Mortgage Transactions Parity Act, we may be at a competitive disadvantage and our loan origination volume may be reduced.

Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act
      These laws are designed to restrict unsolicited advertising using the telephone and facsimile machine. The Federal Communications Commission and the Federal Trade Commission have responsibility for regulating various aspects of these laws, such as regulating unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages and telephone facsimile machines. In 2003, both agencies adopted “do-not-call” registry requirements which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on a state or national do-not-call list. During this same time, over 25 states have also adopted similar laws, with which we must also comply. As with other regulatory requirements, these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

USA PATRIOT Act
      The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or the USA PATRIOT Act, was enacted following the events of September 11, 2001. The USA PATRIOT Act contains numerous provisions designed to prevent, detect and prosecute terrorism, to fight international money laundering and to block terrorist access to the U.S. financial system. The USA PATRIOT Act covers a broad range of financial activities and institutions. It requires that these institutions, including us, conduct due diligence and recordkeeping practices with respect to borrowers, including verifying an applicant’s identifying information such as name, address, phone number and social security number and ascertaining that the applicant is not named on any terrorist list.
      The U.S. Department of Treasury has implemented the USA PATRIOT Act for application to financial institutions, including us, and (in consultation with the Office of Thrift Supervision and the other federal banking regulators) banking institutions, including GMAC Bank. We have established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the USA PATRIOT Act has not had a material impact on our operations.

Non-Federally Chartered Entities
      Federal statutes and rules governing federally chartered banks and thrifts allow those entities to engage in mortgage lending in multiple states on a substantially uniform basis and without the need to comply with most state licensing and other laws (including new state “predatory lending” laws described above) affecting mortgage lenders. Federal regulators have expressed their position that these preemption provisions benefit mortgage subsidiaries of federally chartered institutions as well. Moreover, at least one national rating agency has announced that, in recognition of the benefits of federal preemption, it will not require additional credit enhancement by federally chartered institutions when they issue securities backed by mortgage loans that may be subject to a state high-cost loan law. We generally do not benefit from these federal preemptions because we conduct most of our mortgage finance business outside of our subsidiary GMAC Bank. Accordingly, we are subject to state legal requirements and risks under state laws to which our federally regulated competitors are not. This disparity may have the effect of giving these entities legal and competitive advantages.

GMAC Bank
      GMAC Bank, a federal savings bank, is regulated by the Office of Thrift Supervision, or OTS, which is the primary federal regulator of savings associations such as GMAC Bank under the savings and loan holding company provisions of the Home Owners’ Loan Act, and the FDIC, in its role as a federal deposit insurer. By reason of our ownership of GMAC Bank, we are considered, for regulatory purposes, a savings and loan holding company and subject to regulation, supervision and examination by the OTS. Both we and GMAC Bank are required to file periodic reports with the OTS concerning our activities and financial condition.
      The OTS has substantial enforcement authority with respect to savings and loan holding companies and savings associations, including authority to bring enforcement actions against a savings association and any of its directors, officers, employees, controlling stockholders, agents and other persons who participate in the conduct of the affairs of the institution. In addition, GMAC Bank is subject to regulations of the Federal Reserve Board relating to, among other things, affiliate transactions, equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings and availability of funds for deposit customers.

Savings and Loan Holding Company Regulations and Affiliate Transactions
      As a savings and loan holding company, our financial relationships with our affiliates are subject to examination by the OTS. In addition, we are subject to certain restrictions with respect to our activities and investments. Among other things, we are generally prohibited, either directly or indirectly, from acquiring more than 5% of the voting shares of any savings association or savings and loan holding company that is not our subsidiary. OTS approval must also be obtained prior to any person or entity acquiring control of us or GMAC Bank.
      Section 23A of the Federal Reserve Act limits GMAC Bank’s ability to enter into transactions with affiliates, including any entity that directly or indirectly controls or is under common control with GMAC Bank. Specifically, Section 23A prohibits GMAC Bank from purchasing low-quality assets from its affiliates or engaging in specified transactions with any one affiliate that exceed 10% of the bank’s capital stock and surplus or with all of its affiliates that, in the aggregate, exceed 20% of the bank’s capital stock and surplus. Section 23A also requires that all transactions with affiliates be on terms and conditions that are consistent with safe and sound banking practices. Section 23B of the Federal Reserve Act primarily requires GMAC Bank’s transactions with its affiliates to be conducted on market terms.
      Regulation W, formerly known as Regulation 250.250, provides a limited exemption from most requirements of Section 23A for a bank’s purchase of loans from an affiliate. This exemption applies if the bank independently evaluates a borrower’s creditworthiness before the affiliate originates the loan or issues a commitment, the bank commits to buy the loan before the affiliate originates the loan or issues the commitment, the bank does not make a blanket advance commitment to buy loans from the affiliate and the aggregate dollar amount of loans purchased by the bank from the affiliate within a twelve-month period does not exceed 50% of the dollar amount of the affiliates’ loan production during that period. In addition, GMAC Bank has committed to the OTS that such purchases from affiliates will not account for more than 50% of GMAC Bank’s balance sheet.

Qualified Thrift Lender Test and Regulatory Capital Requirements
      GMAC Bank is required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on its operations. A savings association satisfies the QTL test if (1) at least 65% of a specified asset base of the savings association consists of loans to small businesses, credit card loans, educational loans or certain assets related to U.S. residential real estate, including residential mortgage loans and mortgage securities; or (2) at least 60% of the savings association’s total assets consist of cash, U.S. government or governmental agency debt or equity securities, fixed assets, or loans secured by deposits, real property used for residential, educational, church, welfare or health purposes, or real property in certain urban renewal areas. GMAC Bank is currently, and expects to remain, in compliance with QTL standards.
      GMAC Bank complies with OTS capital regulations, which require savings associations to satisfy three minimum capital ratio requirements: tangible capital, Tier 1 core (leverage) capital and risk-based capital. GMAC Bank also currently meets, and expects to continue to meet, all of the requirements of a “well-capitalized institution.” The OTS regulations establish five categories of capital classification for this purpose, ranging from “well-capitalized” or “adequately capitalized” through “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” These classifications are used for regulatory purposes only, and are not to be viewed as necessarily indicative of the financial condition of GMAC Bank.
      OTS regulations contain prompt corrective action provisions that require certain mandatory remedial actions and authorize the OTS to take certain other discretionary actions against a savings association that falls within specified categories of capital deficiency. In general, the prompt corrective action regulations prohibit an OTS-regulated institution from declaring any dividends, making any other capital distributions or paying a management fee to a controlling person, such as its parent holding company, if, following the distribution or payment, the institution would be within any of the three undercapitalized categories.

Capital Distribution Regulations
      OTS regulations limit “capital distributions” by savings associations, which include, among other things, dividends and payments for stock repurchases. A savings association that is a subsidiary of a savings and loan holding company must either notify the OTS of a capital distribution at least 30 days prior to the proposed declaration of dividend or the approval by the association’s board of directors of the proposed capital distribution. The 30-day period provides the OTS an opportunity to object to the proposed distribution if it believes that the distribution would not be advisable. In the event of such an objection our resources available to support payments on the notes would be reduced.

Insurance of Deposit Accounts
      Deposits of GMAC Bank are presently insured by the Savings Association Insurance Fund, which is administered by the FDIC, up to $100,000 per depositor. Insurance of deposits may be terminated by the FDIC upon a finding that the savings association has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The FDIC also has the statutory authority to levy assessment payments based on our deposits. Imposition of any of these sanctions would impair, and could severely impair, our ability to do business through GMAC Bank.

Community Reinvestment Act and the Fair Lending Laws
      Savings associations are examined under the Community Reinvestment Act and related regulations of the OTS on the extent of their efforts to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act, together known as the “Fair Lending Laws,” prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes, such as race, ethnicity, religion or gender. A failure by GMAC Bank to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in adverse action on certain corporate applications, and regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, other federal regulatory agencies and the Department of Justice. GMAC Bank received an overall “outstanding” rating during its most recent Community Reinvestment Act evaluation.

Privacy Protection
      The OTS has adopted privacy protection regulations which require each savings association to adopt procedures to protect consumers’ “nonpublic personal information.” It is GMAC Bank’s policy not to share customers’ information with any unaffiliated third party except as expressly permitted by law, or to allow third party companies to provide marketing services on our behalf, or under joint marketing agreements between us and other unaffiliated financial institutions. In addition to federal laws and regulations, GMAC Bank is required to comply with any privacy requirements prescribed by California and other states in which it does business that afford consumers with protections greater than those provided under federal law.

Broker-Dealers
      Our U.S. broker-dealer operations are subject to federal and state securities laws as well as the rules of both the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. State and federal securities law requirements include the maintenance of required levels of net capital, the monthly and annual reporting of operating and financial data to regulators, the approval and documentation of trading activity, the retention of records and the governance of the manner in which business may be conducted with customers. Our U.S. broker-dealer conducts business only with institutional investors and does not maintain or carry customer funds or securities. Sanctions for violations of applicable regulations include monetary penalties for our broker-dealer and its managers and possible revocation of authority to transact securities business. Imposition of any of these sanctions could impair our ability to distribute mortgage-backed and mortgage-related asset-backed securities in the United States and promote a secondary market in such securities.

Business Capital
      Our business capital lending activities are subject to some of the same regulations that our U.S. real estate finance business is subject to, including the Gramm-Leach-Bliley Act and other laws and regulations relating to the privacy of consumer information. Our business capital lending activities are also subject to various laws and judicial and administrative decisions imposing requirements and restrictions regarding our credit granting activities, including our ability to obtain and enforce our security interests. In addition, the projects and entities to which we lend or in which we invest are subject to their own regulatory requirements that, if not adhered to by our customers, could adversely affect our business.

International

United Kingdom
      Until October 2004, the residential mortgage business in the United Kingdom was self-regulated under the Mortgage Code sponsored by the Council of Mortgage Lenders, or the CML. Membership in the CML and compliance with the Mortgage Code were voluntary. The Mortgage Code set out a number of recommended minimum standards of good mortgage practice.
      On October 2004, regulations became effective with regard to the residential mortgage finance industry in the United Kingdom. The Financial Services Authority, or the FSA, is the regulator under this new regime. With regard to any regulated mortgage contract (which includes almost all first-lien residential mortgage loans), the following activities have become regulated:

•	lending or acting as a lender;

•	administering or servicing regulated mortgage loans;

•	arranging mortgage credit; and

•	advising on any regulated mortgage contract.
Each entity conducting a regulated activity is required to hold authorization and permission from the FSA. If these requirements are not fulfilled, the regulated mortgage contract is not enforceable against the borrower except with the approval of a court. In addition, civil and criminal penalties may be imposed.
      The FSA has established certain business rules in respect of regulated mortgage activities as part of its handbook of rules and guidance entitled Mortgages: Conduct of Business Sourcebook, or the MCOB. These rules cover, among other things, pre-contract, start of contract and post-sale disclosures, rules on contract changes, charges, arrears and repossessions and certain pre-origination matters, such as financial promotions and distance marketing, advice on suitability of mortgage loan contracts and draft pre-application illustrations. Special rules govern the offering of lifetime mortgage loans and the calculation and disclosure of interest rates. MCOB became effective in October 2004.
      Mortgage lenders in the United Kingdom are required to carry on responsible lending, with all underwriting decisions subject to an assessment of the borrowers’ ability to repay. Lenders are required to verify the accuracy of borrower information. Mortgage lenders are also required to adopt and implement a written policy on responsible lending and to properly train and supervise all underwriting personnel.
      Guidelines governing “non-status” (nonprime) lending in the United Kingdom were issued by the Office of Fair Trading in 1997. These guidelines regulate lender activities including advertising and marketing, loan documentation and contract terms, the relationship between lenders and brokers, selling methods, underwriting, interest rates and early redemption payments. The guidelines require lenders to ensure that brokers and other intermediaries comply with the guidelines and all relevant statutory requirements, whether or not the lender has any control or influence over the broker, in order to maintain its consumer credit license.
      Our U.K. business is also subject to data protection, consumer protection, anti-money laundering and other laws and regulations relevant to our business, and our U.K. broker-dealer is regulated by the FSA. Our failure to comply with these laws and regulations may result in fines as well as the revocation of personal or corporate licenses to conduct business, damages and compensation claims and other civil and criminal liability. Depending on the violation, the resulting sanction could impair our ability to originate, service or distribute mortgage loans and related securities.

Germany
      Our German lending business is regulated by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsich, or BAFin) and has a reporting obligation to the German Central Bank (Bundesbank). As a component of operational risk management, our business is required to comply with and monitor a full complement of bank regulatory guidelines to meet BAFin’s requirements. Among some of the significant commitments are:

•	Our German banking operation is required to have a minimum leverage capital ratio equal to 12% of risk-adjusted assets; and

•	The directors of our German banking operation must demonstrate compliance with specific independence requirements and adequate control over the bank’s business, processes and risks.
      Under the European Union Banking Directives, BAFin is entitled to extend its supervisory activities to other subsidiaries of ours that have a significant relationship with our German banking operation, although it has not done so.
      Our German businesses are also subject to data protection, consumer protection, anti-money laundering and other laws and regulations relevant to our business.

The Netherlands
      Our business in The Netherlands is subject to laws established on a national level as well as other regulations and internal codes of conduct. The most important laws applicable to this business include the Act on the Protection of Personal Data and the Financial Services Identification Act. These laws, among other things, impose licensing obligations and financial requirements on us, limit the interest rates, finance charges and other fees we may charge, prohibit discrimination, impose underwriting requirements and mandate disclosure to consumers. Our failure to comply with these laws could result in civil and criminal liability, loss of approved status, demands for indemnification or loan repurchases from buyers of our loans, lawsuits and administrative enforcement actions.
      A bill is currently pending before The Netherlands Parliament whereby financial service providers, including originators and brokers of financial products such as mortgage loans, would be subject to licensing requirements and continuous conduct supervision by The Netherlands Authority for the Financial Markets, or AFM. It is expected that the bill will come into force as the Act on the Provision of Financial Services (Wet financiele dienstverlening) in late 2005. If the bill is enacted in its current form, we will be required to apply to the AFM for a license to act as an originator of mortgage loans. The AFM should grant us a license if it is satisfied that we have reliable management, the necessary expertise, a reliable administrative organization, an adequate system of internal controls and financial security, such as professional liability insurance, for the services we provide.

Canada
      Our Canadian business is regulated by the federal, provincial and territorial governments that impose requirements and restrictions on our business. These laws and regulations address three principal topics: privacy protections for personal information, lender regulation and consumer protection.
      Canadian laws relating to privacy protection include the Personal Information Protection and Electronic Document Act, which applies to all of our Canadian operations, and the Act Respecting Protection of Personal Information in the Private Sector, which applies to our Canadian operations in Quebec. Laws relating to lender regulation and consumer protection include the federal criminal code, the Compensation Act, and various mortgage broker, consumer protection and consumer reporting/credit reporting laws in various provinces. These laws, among other things, impose licensing obligations and financial requirements on our Canadian operations, limit the interest rates we may charge, provide “cooling-off” periods prior to the termination of which consumers are not legally bound to credit transactions, mandate certain disclosures and restrict anti-competitive behavior. Our failure to comply with these laws could result in civil and criminal liability, loss of licenses, lawsuits and administrative enforcement actions.

Mexico
      Our Mexican business is regulated by, and reports to, the following governmental agencies: Secretaría de Hacienda y Crédito Público, Comisión Nacional Bancaria y de Valores, Banco de México and Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros. The supervisory activities of these commissions in respect of our Mexican business include inspection and accounting regulation, determining minimum capital requirements, regulating our dealings with customers, approval of directors and audits of development and control systems. The commissions may make recommendations, provide warnings and suspensions and order the suspension of all activities of our Mexican business.

Our Responsible Lending Policies and Procedures
      We are committed to originating and acquiring mortgage loans in the United States and in other countries in which we operate that comply with all applicable laws and are designed to meet the credit profiles of our borrowers. We believe that our policies and procedures reflect our commitment to responsible lending.
      We do not originate or purchase from correspondent lenders mortgage loans that do not meet our responsible lending standards. We conduct both pre-funding and post-funding audits to ensure compliance with these standards, and we have developed technology to help ensure legal compliance. Our loan production in the United States is also audited by numerous regulatory agencies and compliance firms engaged by investors in our mortgage loans.
      Our commitment to responsible lending also extends to our servicing activities. For example, we offer third-party credit counseling at our expense to delinquent borrowers in many locations in the United States and seek to resolve delinquencies through numerous foreclosure alternatives. We have also been an industry leader in the United States in creating partnerships among governmental agencies, community groups and mortgage industry participants to reduce foreclosures and thus promote home ownership preservation. In 2003, we created and funded the Homeownership Preservation Foundation as an independent charitable foundation that works to facilitate communication among at-risk homeowners, lenders, servicers, non-profit organizations and public resources, and provides counseling services to the homeowner if the homeowner’s lender or servicer is unwilling to do so. The Homeownership Preservation Foundation has helped thousands of homeowners, and we hope it will continue to grow and become an industry-funded initiative.
      We intend to continue to review, revise and improve our practices to enhance our responsible lending efforts.
OPERATING AGREEMENT
      In connection with the closing of the offering, we will enter into an operating agreement with GM and GMAC.
      Under the operating agreement, we will be prohibited from extending credit to, or guaranteeing the indebtedness of, GMAC or its other affiliates. In addition, except as permitted by the operating agreement, we may not enter into material transactions with GMAC or any of its other affiliates unless the transactions are on terms and conditions that are consistent with those that parties at arms-length would agree to and for fair value. We will also be required to maintain books and financial records separate from those of GMAC and its other affiliates and to hold ourselves out to the public as a legal entity separate and distinct from GMAC and its other affiliates.
      The operating agreement will restrict ResCap’s ability to declare dividends or prepay subordinated indebtedness owed to GMAC or its other affiliates. These restrictions will include a requirement that

ResCap’s stockholder’s equity be at least $6.5 billion for dividends to be paid. If ResCap is permitted to pay dividends pursuant to the previous sentence, the cumulative amount of such dividends may not exceed 50% of ResCap’s cumulative consolidated net income, measured from the first day of the first fiscal quarter after the closing of the offering, at the time such dividend is paid, minus the cumulative amount of prepayments of GMAC subordinated debt made pursuant to clause (1) of the first sentence of the next paragraph if such prepayments exceed 50% of ResCap’s cumulative consolidated net income at the time such dividend is paid. These restrictions will cease to be effective if ResCap’s stockholder’s equity has been at least $12 billion as of the end of each of two consecutive fiscal quarters or if GMAC ceases to be the majority stockholder of ResCap.
      Subordinated debt owed to GMAC or any of its other affiliates may be prepaid only from (1) ResCap’s cumulative consolidated net income beginning on the first day of the first fiscal quarter after the closing of the offering, less the amount of any dividends paid after the closing of the offering and any other prepayments of GMAC subordinated debt, other than prepayments described in the next sentence, (2) the proceeds from an issuance of equity or subordinated indebtedness or (3) up to 50% of the proceeds from an issuance of senior indebtedness. Notwithstanding the foregoing restrictions, ResCap will be permitted to prepay up to $500 million of GMAC subordinated debt without regard to the amount of its cumulative consolidated net income or the issuance of additional indebtedness or equity.
      The operating agreement will require that our board of directors include at least two independent directors, to be selected by GMAC. An “independent” director is a director who (1) is not and has not been a director, officer or employee, and has no immediate family member who has been an officer, of GMAC or any of its affiliates for a period of at least three years, (2) has not received, and has no immediate family member who has received, during any twelve-month period in the prior three years, more than $100,000 in direct compensation from GMAC or any of its affiliates, (3) is not employed by, and has no immediate family member who is an officer of, any entity that has made payments to, or received payments from, GMAC or any of its affiliates for property or services in an amount which, in any of the prior three years, exceeds two percent (2%) of our gross revenues, and (4) is reasonably believed by our board of directors to be financially sophisticated and otherwise qualified to fulfill the obligations of an independent director as set forth in the operating agreement. The operating agreement will also provide that the chairperson of our audit committee must be an independent director.
      Under the operating agreement, we will not be authorized to commence, facilitate or consent to the institution of bankruptcy proceedings if such action is being taken in connection with the institution of bankruptcy proceedings with respect to GMAC or any of its affiliates, unless such action is approved by a majority of our board of directors, including a majority of the independent directors. So long as there are two independent directors, any required approval of the majority of the independent directors will require the approval of each independent director. Such an authorization would be valid only if our board of directors included at least one independent director at the time of authorization. Our independent directors will be required by the operating agreement to consider only our interests, including the interests of our creditors, when acting with regard to bankruptcy-related matters, termination of the operating agreement and any waiver or amendment of the operating agreement that materially and adversely affects the rights of the holders of the notes.
      GM will agree under the operating agreement to indemnify, defend and hold us harmless from and against any losses we suffer related to the businesses and liabilities of GM and its affiliates, other than GMAC and its subsidiaries. GMAC will agree under the operating agreement to indemnify, defend and hold us harmless from and against any losses we suffer related to the businesses and liabilities of GMAC and its subsidiaries. Similarly, we will agree to indemnify, defend and hold GM, GMAC and their respective affiliates harmless from and against any losses they suffer related to our businesses and liabilities. Any amendment of the operating agreement that materially and adversely affects the rights of the holders of the notes will require the approval of a majority of our board of directors, including a majority of the independent directors. Unless otherwise terminated with the approval of a majority of our board of directors, including a majority of the independent directors, the operating agreement will remain in effect until we cease to be a direct or indirect subsidiary of GMAC.